Exhibit (10)(ll)

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                                 RETIREMENT PLAN

                                       FOR

                             NON-EMPLOYEE DIRECTORS

                                       OF

                            U.S.B. HOLDING CO., INC.

                             AND CERTAIN AFFILIATES


                          Effective as OF May 19, 1999

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                   Retirement Plan for Non-Employee Directors
                           of U.S.B. Holding Co., Inc.

The Retirement Plan for Non-Employee Directors of U.S.A. Holding Co., Inc. (the "Plan") is hereby adopted, effective as of May 19, 1999, by U.S.A. Holding Co., Inc. (the "Company") for the purposes of providing modest retirement income for Directors who have provided long service on the Company's Board of Directors, and to encourage future Directors to provide long and valuable services.

The provisions of the Plan are as follows:

1. All Directors of the Company who are not employees of the Company or any affiliate shall he eligible to receive a benefit under the Plan.

2. Every eligible Director who shall have served at least fifteen aggregate years on the Company's Board of Directors shall be eligible to receive a retirement benefit under this Plan. In the event a "Change of Control" (as defined below) occurs, every eligible Director who has served at least five aggregate years on the Company's Board of Directors, and who shall not serve on the Board of Directors of the Company or surviving entity following a "Change of Control," shall receive a pro-rated retirement benefit under this Plan.

      The amount of retirement benefit shall be the sum of $2,000, payable each month, for a period not to exceed ten (10) years. The amount of a pro-rated retirement benefit payable in the event of a "Change of Control" shall be the amount of $2,000, multiplied by a fraction, the numerator being the aggregate number of full years the Director actually served on the Board of Directors of the Company and the denominator being 15, payable each month for a period not to exceed ten (10) years.

      The first payment shall be made on the first day of the month following the Director's retirement from the Board of Directors of the Company, and payments shall continue for a period equal to the lesser of (a) ten (10) years or (b) the month in which the Director shall die, subject to Section 3 below. Alternatively, the Director may elect, under Section 4 of the Plan, to be paid the retirement benefit in a single lump sum.

3. If the Director has qualified, by serving fifteen or more years on the Board of Directors, for a benefit under this Plan, and is married at the time of his retirement and at the time of his/her death while receiving benefits under this Plan, a benefit equal to the lesser of $1,000 per month, or one-half (1/2) of the pro-rated benefit payable due to a "Change of Control," shall be paid to the Director's spouse for the remainder of the ten (10)year period or until the death of the spouse, whichever occurs first. If the spouse does not survive the Director, no benefit shall be paid under the Plan following the Director's death.


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4.    Upon joining the Board, or within 90 days following the effective date of the Plan (for those serving on the Board on May 19, 1999), each Director shall complete a Distribution Election Form provided by the Company. Each Director may elect to be paid his/her benefit in the form of a single lump sum on the first day of the month following retirement, or the first day of the year following retirement. The lump sum shall equal the present value of $200,000 (or, in the event of a "Change of Control," the present value of $200,000 multiplied by a fraction, the numerator being the aggregate number of full years the Director actually served on the Board of Directors of the Company, and the denominator being 15), discounted based on the average ten-year advance rate of the Federal Home Loan Bank of New York over the thirty day period preceding the payment date, assuming interest would have compounded and payments would have been made in equal monthly installments over the ten year discount period. The present value calculation must be consistent with financial accounting requirements with respect to the determination of the expense to be recorded on the Company's Income Statement with respect to such payment. If the Director does not elect a lump sum payment, payments shall be made monthly, as stated above.

5. At any time not less than twelve (12) months prior to retirement, a Director may file a written election with the Company changing the form of payment under the Plan from monthly payments to a lump sum, or from a lump sum to monthly payments. Such election shall not be effective until twelve months following its receipt by the Company.

6. This Plan shall be administered by the Board of Directors of the Company. Any determination relating to the Plan regarding one or more individual Directors shall be made by a bare majority of the total number of Directors, excluding the individual(s) whose benefits or rights are being determined. Any decisions or interpretations made by the Board of Directors regarding the Plan shall be final and binding on all parties.

7. The right to receive any benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such rights be liable for or subject to debts, contacts, torts, or an other liabilities of any party. Any attempt to encumber benefit rights under this Plan shall result in forfeiture of all such rights.

8. This Plan is intended to be an unfunded deferred compensation arrangement for the specified participants. The Company may, but shall not be obligated to, establish a trust, account, or reserve for purposes of funding its obligations and liabilities hereunder, but no participant shall have any rights with respect to such trust, account or reserve, except the rights of any other general unsecured creditor of the Company.

9. Participation in, or eligibility under, this Plan does not in any way assure that an individual shall be entitled to remain a member of the Company's Board of Directors. Nomination and/or election to additional terms on the Board are solely the prerogative of the shareholders of the Company, and the existence of, or participation in, this Plan shall not in any way affect or impinge such rights of the shareholders.


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10.   The Board of Directors reserves the right to amend or terminate the Plan at any time. Any termination or amendment shall not deprive any Director, who has already become entitled to a benefit by reason of having completed fifteen years of Board service, of his/her benefit.

11. Notwithstanding any provisions of this Plan, any benefits payable hereunder are subject to and conditioned upon their compliance with
      Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations issued thereunder.

12. This Plan shall be construed, administered and enforced in accordance with the laws of the State of New York. It is intended that this Plan not be subject to ERISA, and to the extent necessary for such purpose, the Plan shall be so interpreted.

13. For purposes of this Plan, "Change of Control" shall mean the occurrence of any of the following events:

      a. Any consolidation, merger, stock-for-stock exchange or similar transaction ("Transaction") which results in the shareholders prior to the Transaction owning less than 50% of the entity surviving after the Transaction;

      b. Any person, entity, or group of persons or entities becoming the beneficial owner (as defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Exchange Act) of securities of the Company possessing one-third (1/3) of the voting power for the election of Directors of the Company, which were not beneficially owned by such person, entity, or group of persons or entities prior to the transactions resulting in such new beneficial ownership;

      c. Dining any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason, other than death or a voluntary retirement entitling such Director to receive benefits under this Plan, to constitute at least a majority of the Board of Directors of the Company; or

      d. Any sale, lease, exchange or other transfer, in one or more transactions, of all, or substantially all, of the assets of the Company to one or more parties which are not controlled by or under common control with the Company.


                                                  /s/ Thomas E. Hales
                                                  ------------------------------
                                                  Thomas E. Hales
                                                  Chairman of the Board,
                                                  President and
                                                  Chief Executive Officer
ATTEST:

/s/ Michael H. Fury
-------------------------------
Michael H. Fury, Secretary


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